Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Ball Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	6.875% Senior Notes due 2028	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.0001102	$82,650
Fees to be Paid	Debt	Guarantees of 6.875% Senior Notes due 2028(2)	Rule 457(n)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$750,000,000		$82,650
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$82,650

(1)
The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable with respect of the registration of the guarantees.